Exhibit 1.1
RESOLUTIONS OF THE BOARD OF DIRECTORS OF
FEDERAL LIFE INSURANCE COMPANY (MUTUAL)
AUTHORIZING ESTABLISHMENT OF
FEDERAL LIFE VARIABLE ANNUITY ACCOUNT — A
The following resolutions were presented at a April 7, 1975 meeting of the Executive Committee of the Board of Directors of Federal Life Insurance Company (Mutual) and were approved by the Board of Directors and recorded in the minutes of the May 13, 1975 quarterly meeting of the Board of Directors and have not been subsequently rescinded or modified:
RESOLVED, that the forms of the Individual Flexible Premium Deferred Variable Annuity or Deferred Variable and Fixed Annuity Contract and the Single Purchase Payment Immediate Life Annuity (Variable and/or Fixed Annuity) Contract and Group Variable Annuity Contract with Variable Accumulation and Benefit Provisions (herein called the “Contracts”) submitted to this meeting are hereby approved, and the Contracts are hereby adopted for use by the Company with such modifications therein as the President, Executive Vice President, a Vice President, the Secretary or an Assistant Secretary shall approve, such approval to be evidenced by their signatures or facsimile signatures thereto.
FURTHER RESOLVED, that it is desirable and in the best interests of the Company that the Contracts be offered for sale in various states. The President, Executive Vice President or a Vice President are hereby authorized to determine the state or states in which the appropriate action shall be taken to obtain the requisite qualification, registration and/or authorization for the sale of the Contracts as said Officers may deem advisable; the Officers of the Company are hereby authorized to perform on behalf of the Company any and all such acts as they may deem necessary or advisable to comply with the applicable securities, insurance and other laws of any such states, and in connection therewith to execute and file all requisite documents, including, but not limited to, the Contract, applications, reports, surety bonds, and irrevocable consents and appointments of attorney for service of process; the execution by the Officers of any such document or the doing by them or any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the documents so executed and the actions so taken.
FURTHER RESOLVED, the amounts paid to the Company in connection with the Contracts and allocated to the Account shall be invested in shares of certain mutual funds of the Vanguard Group of Investment Companies, managed by Wellington Management Company, more particularly known as Windsor Fund, Inc., Wellesley Income Fund, Inc., Wellington Fund, Inc., W.L. Morgan Growth Fund, Inc., Westminister Bond Fund, Inc., and Qualified Dividend Portfolios, Inc., or their successor corporations (the “Funds”) at the applicable net asset value of such shares at the time of investment, except that other securities may be substituted for shares of the Funds as provided in the Contracts, and the Company shall make appropriate arrangements with Wellington Management Company or the Funds for the purchase of the Account of shares at such net asset value.
FURTHER RESOLVED, the Company shall, and it hereby does, establish a Separate Account (the “Account”), whose fiscal year shall be the same as the Company’s, pursuant to Article XIV 1/2, Section 245.21 et seq. Illinois Statutes, as amended, such Account to be known as “Federal Life Variable Annuity Account A”; the Account shall provide that each of the Funds shall be held in an independent division of the Account; the amounts paid to the Company in connection with the Contracts, less stated amounts set forth therein shall, to the extent provided for in the Contract, be allocated to that division of the Account in which the underlying Funds are specified in the Contract or by the owner thereof, and the income, if any, and gains or losses, realized or unrealized, of a division of the Account shall be credited to or charged against the particular division of the Account specified by the Contract owner without regard to any other income, gains or losses of the Company or a division of the Account, to the extent permitted by law.
FURTHER RESOLVED, the Account shall be registered as an investment company under The Investment Company Act of 1940; $10,000,000 offering price of the Contracts shall be registered for sale under the Securities Act of 1933, as amended; and the Officers of the Company are hereby authorized and directed to take all action necessary to comply with The Investment Company Act of 1940, as amended, and The Securities Act of 1933, as amended, in connection with offering the Contracts for sale, including without limitation the filing of Registration Statements, amendments and exhibits thereto, the securing of such exemptions from such Acts as they deem desirable.
FURTHER RESOLVED, that the President, Executive Vice President or a Vice President, the same to be attested by the Secretary or Assistant Secretary, may execute distribution agreements with Wellington Management Company, and such other agreements with dealers, agents, transfer agents and record-keeping services as may in their discretion be advisable and proper under the circumstances.
FURTHER RESOLVED, if the Officers of the Company do not obtain an exemption from those provisions of Section 26 of The Investment Company Action of 1940 relating to the custody of the assets of the Account by a bank, the Company shall enter into a custodianship agreement for the custody of such assets with a national banking institution on the terms and conditions to be approved by the President, Executive Vice President or a Vice President of the Company, and the President, Executive Vice President or a Vice President is hereby authorized in the name of and on behalf of the Company to execute and deliver such agreement.
FURTHER RESOLVED, the Officers of the Company are hereby authorized to execute and deliver such instruments and to take such further action as may in their judgment be necessary or desirable to implement the foregoing Resolutions and to enable the Company to transact the business of issuing and selling such Contracts.